EXHIBIT 10.13


                                    SUPPLEMENT A
                                         to
                    AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
                            Dated as of JUNE 1, 1993 Among
                    U.S. BANK NATIONAL ASSOCIATION, as the successor
            by merger with First Bank National Association (the "Bank") and
                  AMERICABLE, INC., CABLE DISTRIBUTION SYSTEMS, INC.
                         and ENSTAR NETWORKING CORPORATION
                          (collectively, the "Borrowers")
                                    (AMENDED 3/98)


1. Loan Agreement Reference. This Supplement A, as it may be amended or modified from time to time, is a part of the Amended and Restated Loan and Security Agreement, dated as of June 1, 1993, among the Borrowers and the Bank (together with all amendments, modifications and supplements thereto, the "Loan Agreement"). Terms used herein which are defined in the Loan Agreement shall have the meanings given such terms in the Loan Agreement unless the context other requires.

2.  Credit Amount; Borrowing Base.

         2.1 Credit Amount. The maximum amount of Revolving Loans which the Bank will make available to the Borrowers shall not exceed FOUR MILLION AND NO/100 DOLLARS ($4,000,000) (such amount is herein called the "Credit Amount") (unless such amount is increased by the Bank in its sole and absolute discretion).

         2.2  Borrowing Base.

    The term "Borrowing Base," as used herein, shall mean:

              (a) an amount of up to 85% of the net amount (as determined by the Bank after deduction of such reserves and allowances as the Bank deems proper and necessary) of the Borrowers' Eligible Accounts Receivable; plus

              (b) an amount of up to the lesser of (i) 40% of the net value (the lower of the cost or market value of such Inventory as determined by the Bank on a first in first out basis and after deduction of such reserves and allowances as the Bank deems proper and necessary) of the Borrowers' Eligible Inventory or (ii) $1,500,000;

    provided, however, that the Bank, in its sole discretion, may: (x) limit the amount of ENC's Eligible Accounts Receivable and Eligible Inventory included in the consolidated Borrowing Base for all Borrowers to an amount which does not exceed the sum of the outstanding principal balance of Advances obtained by ENC directly from the Bank or obtained by any other



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    Borrower and disbursed to, or for the benefit of ENC; and/or (y) require that the Borrowing Base be separately calculated for each of Americable and ENC and that the Advances made to such Borrower be limited to such Borrower's Base.

         2.3 Bank's Rights. The Borrowers agree that nothing contained in this Supplement A (a) shall be construed as the Bank's agreement to resort or look to a particular type or item of Collateral as security for any specific Loan or advance or in any way limit the Bank's right to resort to any or all of the Collateral as security for any of the obligations, (b) shall be deemed to limit or reduce any lien on or any security interest in or upon any portion of the Collateral or other security for the Obligations or (c) shall supersede Section 2.10 of the Loan Agreement.

3.  Interest.

         3.1 Revolving Loans. The unpaid balance of the Revolving Loans shall bear interest to maturity as follows:

              (a) Eurodollar Advances. The unpaid principal amount of each Eurodollar Advance shall bear interest prior to maturity at a rate per annum equal to the Eurodollar Rate (Reserve Adjusted) in effect for each Interest Period for such Eurodollar Advance plus 2.50% per annum.

              (b) Reference Rate Advances. The unpaid principal amount of Revolving Loans accruing interest as Reference Rate Advances shall bear interest prior to maturity as follows: (i) on that portion of the aggregate outstanding principal of the Revolving Loans which is equal to or less than $2,500,000, at a rate per annum equal to the Reference Rate; and (ii) on that portion of the aggregate outstanding principal of the Revolving Loans which exceeds $2,500,000, at a rate per annum equal to the sum of the Reference Rate plus one-half of one percent (0.50) per annum.

         3.2 Default Rate. If any amount of the Loans is not paid when due, whether by acceleration or otherwise, the entire unpaid principal balance of the Loans (other than overdraft Loans and Over Advances) shall bear interest until paid at a rate per annum equal to the greater of (i) the Reference Rate from time to time in effect plus four percent (4%) or (ii) two percent (2%) above the rate in effect at the time such amount became due for such past due amount.

         3.3 Overdraft Loans; Over Advances. Overdraft Loans and over Advances shall bear interest at the rate(s) determined pursuant to Section 2.8 or
    Section 2.9 of the Original Agreement, as applicable.





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4.  Eligible Account Receivable Data.

         (a) The Account Receivable must not be unpaid on the date that is 90 days after the date of the invoice evidencing such Account Receivable.

         (b) If invoices representing 10% or more of the unpaid net amount of all Accounts Receivable from any one Account Debtor are unpaid more than 90 days after the dates of the invoices evidencing such Accounts Receivable, then all Accounts Receivable relating to such Account Debtor shall cease to be Eligible Accounts Receivable.

5. Additional Covenants. From the date of the Loan Agreement and thereafter until all of the Borrowers' Obligations under the Loan Agreement are paid in full, the Borrowers agree that, unless the Bank shall otherwise consent in writing, it will not, and will not permit any Subsidiary to, do any of the following:

         5.1  Tangible Capital Base. [INTENTIONALLY DELETED.]

         5.2  Leverage Ratio. [INTENTIONALLY DELETED.]

         5.3  Interest Coverage Ratio. [INTENTIONALLY DELETED.]

         5.4 Capital Expenditures. Make Capital Expenditures in an amount exceeding $600,000 determined on a consolidated basis for the Borrowers only (excluding Transition) during Americable's fiscal year ending December 31, 1998.

         5.5 Year-to-date Loss. Sustain, at any fiscal month-end, a fiscal year-to-date loss before taxes computed on a consolidated basis for Americable and its consolidated Subsidiaries in accordance with GAAP greater than (i.e., a greater negative number than) the amount set forth below opposite the relevant fiscal month:

              Month                    Loss
              -----                    ----
         December 31, 1997         ($3,351,000)
         January 31, 1998            ($242,000)
         February 28, 1998           ($307,000)
         March 31, 1998              ($269,000)
         April 30, 1998              ($251,000)
         May 31, 1998                ($218,000)
         June 30, 1998               ($105,000);

    provide, however, that:

              (a) the permitted maximum fiscal year-to-date loss for any fiscal month shall be reduced (i.e., made a less negative number) by the

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         amount of any insurance recoveries in excess of $650,000 (the amount presently recovered) on Americable's fraud claim of approximately $950,000; and

              (b) if the fiscal year-to-date loss as of any fiscal month-end exceeds the maximum permitted fiscal year-to-date loss, then Borrowers, by no later than 10 days after submitting its financial statements for such fiscal month to Bank, shall obtain a capital contribution from ENStar in the amount of such excess.

Borrowers' Initials
                     ------
                     ------
                     ------
Bank's Initials
                -----
Date: March 5, 1998











































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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                       AMERICABLE, INC., a Minnesota corporation


                                       By: /s/ PETER E. FLYNN
                                          ---------------------------
                                          Peter E. Flynn, President
                                           and Chief Executive Officer

                                       CABLE DISTRIBUTION SYSTEMS, INC.,
                                        a Georgia corporation


                                       By: /s/ PETER E. FLYNN
                                          ---------------------------
                                          Peter E. Flynn, Secretary

                                       ENSTAR NETWORKING CORPORATION,
                                        a Minnesota corporation


                                       By: /s/ THOMAS S. WARGOLET
                                          ---------------------------
                                           Thomas S. Wargolet, Vice
                                            President Finance

                                       U.S. BANK NATIONAL ASSOCIATION,
                                       a national banking association
                                       and the successor by merger with
                                       First Bank National Association

                                       By:
                                          ----------------------------
                                       Title:
























                   ASSUMPTION AGREEMENT AND NINTH AMENDMENT TO
           AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND WAIVER

    THIS ASSUMPTION AGREEMENT AND NINTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND WAIVER (the "Amendment") is dated as of March 5, 1998, and is by and among AMERICABLE, INC., a Minnesota corporation ("Americable"), CABLE DISTRIBUTION SYSTEMS, INC., a Georgia corporation ("Cable"), (Americable and Cable are hereinafter each individually referred to as an "Original Borrower" and collectively as the "Original Borrowers") ENSTAR NETWORKING CORPORATION, a Minnesota corporation ("ENC") (Americable, Cable, and ENC are hereinafter each individually referred to as a "Borrower" and collectively as the "Borrowers") and U.S. BANK NATIONAL ASSOCIATION, a national banking association and the successor by merger with First Bank National Association, (the "Bank"). Capitalized terms not otherwise expressly defined herein shall have the meanings set forth in the Loan Agreement hereinafter described.

                                           RECITALS

     WHEREAS, the Original Borrowers and the Bank are parties to an Amended and Restated Loan and Security Agreement, dated as of June 1, 1993, as amended by a First Amendment dated as of November 29, 1993, a Waiver, a Second Amendment dated March 3, 1995, a Third Amendment dated May 31, 1996, a letter amendment dated June 28, 1996, a letter amendment dated July 31, 1996, a Sixth Amendment dated as of August 9, 1996, a Seventh Amendment dated as of May 29, 1997 and an Eighth Amendment dated as of September 30, 1997 (as so amended, the "Loan Agreement");

     WHEREAS, Americable has transferred certain of its assets to ENC and such transfer requires the Bank's consent; and

     WHEREAS, as a condition to consenting to such transfer, the Bank has required that ENC assume the Obligations on a joint and several basis with the Original Borrowers by executing and delivering this Amendment.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                         ARTICLE 1 - ASSUMPTION AGREEMENT

    1.1 Assumption of Loan Agreement. ENC hereby expressly assumes and agrees to perform, observe and confirm, on a joint and several basis with the Original Borrowers, all and singular, the covenants, agreements, terms, conditions, obligations, appointments, duties and liabilities of the Original Borrowers, or any of them, under the Original Agreement, and each other Loan Document to which any Original Borrower is a party and any other document or instrument executed




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and delivered or furnished by any Original Borrower in connection therewith.  By virtue of the foregoing, ENC hereby accepts and assumes, on a joint and several basis with each of the Original Borrowers, any and all liability of any Original Borrower relating to any representation or warranty made by any Original
Borrower in the Loan Agreement and confirms and restates all such representations and warranties made by each Original Borrower with respect to itself as being true and correct except for the representations and warranties that relate solely to an earlier date.

    1.2 Collateral Accounts. Without limiting the generality of the foregoing, the Original Borrowers and ENC agree that the Collateral Account for all of the Borrowers is Account No. 170225066456 and that the Disbursement Account for all of the Borrowers is Account No. 180121002836.

    1.3 Binding Effect. Effective immediately upon the Effective Date of this Amendment, ENC shall be bound by, and shall enjoy the benefits of, the Original Agreement and each other Document to which any Original Borrower is a party as if ENC had been an original signatory thereto.

                   ARTICLE II - AMENDMENTS TO THE LOAN AGREEMENT

    2.1 Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

         (a) the definition of "Borrower" and "Borrowers" set forth in the preamble to the Loan Agreement is hereby amended in its entirety to read as follows:

              "Americable, Cable and ENC are hereinafter each individually referred to as a 'Borrower' and collectively as the 'Borrowers'."

         (b) Section 1.1 of the Loan Agreement is further amended to add the following new definition of "ENC":

              "ENC': Enstar Networking Corporation, a Minnesota corporation."

         (c)  Section 7.1(o) is amended in its entirety to read as follows:

              "(o) Ownership. (i) So long as the Americable Spin-off has not occurred, NSU shall cease to own at least 90% of the shares of all voting stock of Americable; or (ii) Americable shall cease to own at least 90% of the shares of all voting stock of either of Cable or ENC."






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         (d)  Section 12.11 is amended in its entirety to read as follows:

              "12.11 Joint and Several Obligations. Each Borrower, and all of them, shall be jointly and severally obligated hereunder and under the other Loan Documents; provided, however, that if Cable's or ENC's liability for Obligations would otherwise be held or determined to be void, invalid or unenforceable in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally on account of the amount of such liability, then, notwithstanding any other provision of this Agreement to the contrary, the amount of such Borrower's liability shall, without any further action by such Borrower, the Lender or any other person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding."

         (e) Supplement A (Amended 9/97) attached to the Loan Agreement is hereby deleted and Supplement A (Amended 3/98) attached to this Amendment is substituted therefor. All references in the Loan Agreement to "Supplement A" shall be references to Supplement A (Amended 3/98).

    2.2 Construction. All references in the Loan Agreement to "this Agreement," "herein" and similar references shall be deemed to refer to the Loan Agreement as amended by this Amendment.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

    To induce the Bank to enter into this Amendment and to make and maintain the Loans under the Loan Agreement as amended hereby, the Borrowers hereby warrant and represent to the Bank that: (a) The execution, delivery and performance by the Borrowers of this Amendment and any other documents to which any Borrower is a party have been duly authorized by all necessary corporate or partnership action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person (including, without limitation, any stockholder or partner), do not and will not conflict with, result in any violation of or constitute any default under, any provision of such Borrower's articles of incorporation or bylaws, any agreement binding on or applicable to such Borrower or any of its property, or any law or governmental regulation or court decree or order, binding upon or applicable to such Borrower or of any of its property and will not result in the creation or imposition of any security interest or other lien or encumbrance in or on any of its property pursuant to the provisions of any agreement applicable to the such Borrower or any of its property; (b) The Loan Agreement as amended by this Amendment is the legal, valid and binding obligations of each Borrower and is



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enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws, rulings or decisions at the time in effect affecting the enforceability of rights of creditors generally and to general equitable principles which may limit the right to obtain equitable remedies.

                   ARTICLE IV - CONDITIONS AND EFFECTIVENESS
    This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions:

    4.1 Before and after giving effect to this Amendment, the representations and warranties in ARTICLE IV of the Loan Agreement shall be true and correct as though made on the date hereof except for changes that are permitted by the terms of the Loan Agreement. The execution by the Borrowers of this Amendment shall be deemed a representation that the Borrowers have complied with the foregoing condition.

    4.2 Before and after giving effect to this Amendment, no Event of Default or no Default, shall have occurred and be continuing under the Loan Agreement except for those expressly waived by the terms hereof. The execution by the Borrowers of this Amendment shall be deemed a representation that the Borrowers have complied with the foregoing condition.

    4.3 The Bank shall have received the following documents appropriately completed and duly executed by the Borrowers and the other Obligors where appropriate:

         (a) This Amendment appropriately completed and duly executed by the Borrowers, together with a resolution of each of the Borrowers authorizing the execution and delivery of this Amendment in form and substance satisfactory to the Bank;

         (b) UCC Financing Statements duly executed by ENC in form and substance satisfactory to the Bank;

         (c) UCC Searches on ENC showing no other Person holds any Lien on any of ENC's assets other than Liens permitted by the Bank;

         (d) A favorable opinion of counsel to the Borrowers in form and substance satisfactory to the Bank;

         (e) An Acknowledgment and Consent duly executed by ENStar in form and substance satisfactory to the Bank; and

         (f) Such other approvals, opinions or documents, as the Bank may reasonably request.


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                              ARTICLE V - GENERAL

    5.1 Expenses. The Borrowers jointly and severally agree to reimburse the Bank upon demand for all reasonable expenses, including reasonable fees of attorneys (who may be employees of the Bank) and legal expenses incurred by the Bank in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and in enforcing the obligations of the Borrowers hereunder, and to jointly and severally pay and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment, which obligations of the Borrowers shall survive any termination of the Loan Agreement.

    5.2 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

    5.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

    5.4 Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder.

    5.5 Successors: Enforceability. This Amendment shall be binding upon the Borrowers and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrowers and the Bank and the successors and assigns of the Bank. Except as hereby amended, the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

    5.6 Recitals. The recitals hereto are incorporated herein by reference and constitute an integral part of this Amendment.

    5.7 Acknowledgement and Release. In order to induce the Bank to enter into this Amendment, the Borrowers: (a) represent and warrant to the Bank that no events have taken place and no circumstances exist at the date hereof which would give the Borrowers the right to assert a defense, offset or counterclaim to any claim by the Bank for payment of the Obligations; and (b) hereby release and forever discharge the Bank and its successors, assigns, directors, officers, agents, employees and participants from any and all actions, causes of action, suits, proceedings, debts, sums of money, covenants, contracts, controversies, claims and demands, at law or in equity, which the Borrowers ever had or now have against the Bank or its successors, assigns, directors, officers, agents, employees or participants by virtue of their relationship to the Borrowers in connection with the Loan Documents and the transactions related thereto.

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